Filed Pursuant to Rule 424(b)(4)

Registration File No. 333-232332

Prospectus

760,500 Shares of Common Stock

Issuable upon Exercise of Previously Issued Warrants

This prospectus relates to the resale from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 760,500 shares of our common stock, par value $0.001 per share, they may acquire upon the exercise of outstanding warrants, which we refer to as the Warrants. We issued the Warrants to the selling stockholders in a private placement concurrent with a registered direct offering of 1,170,000 shares of our common stock which was completed on June 5, 2019.

The selling stockholders may sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the proceeds from the exercise of the Warrants by the selling stockholders, if any, to the extent that the Warrants are not exercised on a cashless basis. See the section entitled “Use of Proceeds”.

Our common stock is listed on The Nasdaq Capital Market under the symbol “DMPI.” On November 12, 2019, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.735 per share.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2019.

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ABOUT THIS PROSPECTUS

On June 25, 2019, DelMar Pharmaceuticals, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-232332) (as amended, the “Registration Statement”) covering the resale of 760,500 shares of its common stock, par value $0.001 per share, issuable upon the exercise of common warrants (the “Warrants”) by certain selling stockholders. The Registration Statement was originally declared effective by the SEC on July 16, 2019.

This Post-Effective Amendment No. 1 is being filed in order to incorporate by reference the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 that was filed with the SEC on September 9, 2019 (the “Annual Report”) and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 that was filed with the SEC on November 13, 2019 (the “Quarterly Report”) and to make certain corresponding changes in the Registration Statement. The Annual Report and the Quarterly Report are incorporated by reference herein and are listed in “Part I – Documents Incorporated by Reference.”

This updated prospectus is part of the original Registration Statement relating to the offering and sale of 760,500 shares of our common stock issuable upon exercise of the Warrants.

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the selling stockholders. This prospectus may only be used where it is legal to offer and sell our securities. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

DelMar Pharmaceuticals, Inc. and its consolidated subsidiaries are referred to herein as “DelMar,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear (after the first usage) without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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SUMMARY

This summary highlights certain information about DelMar Pharmaceuticals, Inc., this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Our Business

Background

DelMar Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) is a clinical stage, biopharmaceutical company focused on the development and commercialization of new cancer therapies. Our mission is to benefit patients by developing and commercializing anti-cancer therapies for patients whose solid tumors exhibit features that make them resistant to, or unlikely to respond to, currently available therapies, with particular focus on orphan cancer indications.

As of September 30, 2019, we have spent approximately $42.7 million of shareholder capital in developing VAL-083, a novel, validated, DNA-targeting agent, for the treatment of drug-resistant solid tumors such as glioblastoma multiforme (“GBM”) and potentially other solid tumors, including ovarian cancer, non-small cell lung cancer (“NSCLC”), and diffuse intrinsic pontine glioma (“DIPG”). VAL-083 is a first-in-class, small-molecule, DNA-targeting chemotherapeutic that has demonstrated activity against a range of tumor types in prior Phase 1 and Phase 2 clinical studies sponsored by the US National Cancer Institute (“NCI”). As part of our business strategy, we leverage and build upon these prior NCI investments and data from more than 40 NCI- Phase 1 and Phase 2 clinical studies, which includes an estimated 1,000 patient safety database, added to our own research to identify and target unmet medical needs in modern cancer care. DNA-targeting agents are among the most successful and widely used treatments for cancer. Their efficacy is based on the ability to bind with a cancer cell’s DNA and interfere with the process of protein production required for growth and survival of cancer cells. “First-in-class” means that VAL-083 embodies a unique molecular structure which is not an analogue or derivative of any approved product, or product under development, for the treatment of cancer.

Prior studies of VAL-083 have shown increased median overall survival benefits versus radiation alone, validating the tumor affecting properties of VAL-083. Our recent research has highlighted the opportunities afforded by VAL-083’s unique mechanism of action and its potential to address unmet medical needs in a well-defined and acknowledged biomarker selected population within the larger GBM population. We are thus focusing our initial development efforts on patients whose tumors exhibit biological features that make them resistant to, or unlikely to respond to, currently available therapies as identified by National Comprehensive Cancer Network (“NCCN”). For example, our research demonstrating VAL-083’s activity in GBM independent of the O6-methyl guanine methyltransferase (“MGMT”) methylation status allows us to focus patient selection based on this important biomarker and thus improve the probability of success in our current and future clinical studies.

We are currently conducting two open-label, biomarker driven Phase 2 studies in MGMT-unmethylated GBM. MGMT is a DNA-repair enzyme that is associated with resistance to temozolomide (“TMZ”), the current standard-of-care chemotherapy used in the treatment of GBM. Greater than 60% of GBM patients have MGMT-unmethylated tumors and exhibit a high expression of MGMT, which is correlated with TMZ treatment failure and poor patient outcomes as indicated in the NCCN guidelines for GBM treatment published in September, 2017. Our research demonstrates that VAL-083’s anti-tumor activity is independent of MGMT expression. In our current Phase 2 studies we are using MGMT as a biomarker to identify patients for treatment with VAL-083 in three distinct GBM patient populations:

-	First-line in combination with radiation

-	As adjuvant therapy immediately following chemoradiation and initial TMZ treatment, and

-	In the recurrent treatment setting.

If successful, the results of these studies could position VAL-083 for advancement to pivotal clinical studies as a potential replacement for TMZ in MGMT-unmethylated GBM. As both of our clinical studies are open label studies, we anticipate presenting data from these studies at peer reviewed scientific meetings during the latter part of calendar year 2019 as well as during the first half of calendar year 2020.

With respect to our STAR-3, Phase 3 study, we have finalized the decision to discontinue this clinical study due to patient enrollment rates, potential ability to measure positive results in a study that did not pre-select a biomarker identified patient population, and potential risk of success assessment. As importantly, terminating the study has allowed us to focus on more rapid enrollment of GBM patients in our two biomarker-driven Phase 2 studies.

In September 2017, we filed an investigational new drug application (“IND”) for the use of VAL-083 in ovarian cancer, along with a protocol for a Phase 1/2, open-label, multicenter, study of VAL-083 in patients with Recurrent Platinum Resistant Ovarian Cancer (the REPROVe study). The US Food and Drug Administration (“FDA”) has allowed this study to begin enrolling patients, but based on ongoing evaluation and input from our ovarian clinical advisory board, we are reassessing the ovarian cancer program. We are in the process of evaluating the best path forward in ovarian cancer and are looking at various strategic options including combination with PARP inhibitors. As a result, we have inactivated the IND while we explore alternative study designs.

In addition to our clinical development activities in the United States, pursuant to our collaboration with Guangxi Wuzhou Pharmaceutical (Group) Co. Ltd. (“Guangxi Wuzhou Pharmaceutical Company”), we have provided Guangxi Wuzhou Pharmaceutical Company certain commercial rights to VAL-083 in China where it is approved as a chemotherapy for the treatment of chronic myelogenous leukemia (“CML”) and lung cancer. Guangxi Wuzhou Pharmaceutical Company is the only manufacturer presently licensed by the China Food and Drug Administration (“CFDA”) to produce the product for the China market.

We have a broad patent portfolio to protect our intellectual property. Our patent applications claim composition of matter and methods of use of VAL-083 and related compounds, synthetic methods, and quality controls for the manufacturing process of VAL-083. We believe that our portfolio of intellectual property rights provides a defensible market position for the commercialization of VAL-083. In addition, VAL-083 has been granted protection under the Orphan Drug Act by the FDA and the European Medicines Agency (“EMA”) for the treatment of gliomas, including GBM. The FDA has also granted Orphan Drug protection to VAL-083 for the treatment of medulloblastoma and ovarian cancer.

Our corporate development strategy is to advance VAL-083 on an indication-by-indication basis, and then to consider out-licensing our products when they have matured enough to warrant proper licensing valuations. In addition to VAL-083’s applicability to multiple solid tumor indications, we are also constantly evaluating licensing, or acquiring additional product candidates, in order to establish a product pipeline and to position us for long-term sustainability and growth of shareholder value. We believe the experience of our clinical development team will position us to efficiently develop possible drug candidates that we may acquire, or license, in the future.

We intend to continue to evaluate options for our strategic direction. These options may include raising additional capital, the acquisition of another company and/or complementary assets, our sale, or another type of strategic partnership.

Registered Direct Offering and Private Placement

On June 3, 2019, we entered into a securities purchase agreement with the selling stockholders for the issuance and sale of an aggregate of 1,170,000 shares of common stock in a registered direct offering and Warrants to purchase 760,500 shares of common stock in a concurrent private placement, at a combined purchase price of $3.10 per share and related Warrant. The Warrants have an exercise price of $3.10 per share, are immediately exercisable and have a term of exercise of five years. The closing of the issuance and sale of these securities was consummated on June 5, 2019. The gross proceeds from the offering, prior to deducting offering expenses and placement agent fees and expenses payable by us, were $3.6 million.

Subject to certain ownership limitations, the Warrants are exercisable commencing on the issuance date at an exercise price equal to $3.10 per share of common stock, subject to adjustments as provided under the terms of the Warrants. Under the terms of the Warrants, no selling stockholder may exercise a Warrant to the extent the selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%.

Company Information

We are a Nevada corporation formed on June 24, 2009 under the name Berry Only, Inc. (“Berry’). Prior to a reverse acquisition undertaken on January 25, 2013, Berry did not have any significant assets or operations. We are the parent company of Del Mar Pharmaceuticals (BC) Ltd. (“Del Mar (BC)”), a British Columbia, Canada corporation incorporated on April 6, 2010, that is focused on the development of drugs for the treatment of cancer. We are also the parent company to 0959454 B.C. Ltd., a British Columbia corporation (“Callco”), and 0959456 B.C. Ltd., a British Columbia corporation (“Exchangeco”). Callco and Exchangeco were formed to facilitate the reverse acquisition.

Effective September 1, 2019, we moved our corporate head office from Vancouver, British Columbia, Canada, to San Diego, California. The Vancouver office will remain open as an administrative office.

The Offering

Securities to be Offered by the Selling Stockholders	Up to 760,500 shares of common stock issuable upon exercise of the Warrants. The Warrants have an exercise price of $3.10 per share, have been exercisable since the date of issuance and will expire on June 5, 2024.

Use of Proceeds	All proceeds from the sale of the shares of common stock under this prospectus will be for the account of the selling stockholders. We will not receive any proceeds from the sale of our shares of common stock offered pursuant to this prospectus. Any net proceeds received by us from the exercise of the Warrants will be used for our clinical trials and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In addition, we may use the net proceeds from any Warrant exercises for investments in businesses, products or technologies that are complementary to our business. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. See the section entitled “Use of Proceeds” in this prospectus.

Risk Factors	You should read the section entitled “Risk Factors” in this prospectus for a discussion of the factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market Symbol	“DMPI”

The number of shares of our common stock to be outstanding after this offering is based on 11,407,513 shares of our common stock outstanding as of November 12, 2019 and excludes as of such date:

●	1,577,949 shares of our common stock (of which 799,199 options are subject to stockholder approval of the increase in the number of shares authorized for issuance under our 2017 Omnibus Incentive Plan at the next annual meeting of stockholders) issuable upon the exercise of stock options, with a weighted-average exercise price of $4.56 per share;

●	9,683,596 shares of our common stock issuable upon the exercise of outstanding warrants, including the Warrants, with a weighted-average exercise price of $2.86 per share; and

●	1,250 other shares of our common stock reserved for future issuance under our 2017 Omnibus Equity Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. In determining whether to purchase our common stock, an investor should carefully consider all of the material risks described below, the risk factors set forth under the heading “Risk Factors” beginning on page 36 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, as well as those set forth under the headings “Risk Factors” beginning on page 37 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which documents is on file with the SEC and is incorporated by reference into this prospectus, together with the other information contained in this report before making a decision to purchase our securities. An investor should only purchase our securities if he or she can afford to suffer the loss of his or her entire investment.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from the exercise of the Warrants, and we may not use the proceeds effectively.

We currently intend to use the net proceeds from the exercise of the Warrants for our clinical trials and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In addition, we may use the net proceeds from the exercise of the Warrants for investments in businesses, products or technologies that are complementary to our business. We have not allocated specific amounts of the net proceeds from this offering for any specific purposes. Accordingly, our management will have broad discretion in the application of the net proceeds from the exercise of the Warrants and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

A significant number of shares of our common stock may be sold in this offering, which could cause the price of our common stock to decline.

If all of the Warrants are exercised, we would issue 760,500 shares of our common stock. This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock on The Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

All statements, other than statements of historical fact, included regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements but are not the exclusive means of identifying forward-looking statements. Examples of our forward-looking statements include:

●	our ability to raise funds for general corporate purposes and operations, including our research activities and clinical trials;

●	our ability to recruit qualified management and technical personnel;

●	the success of our clinical trials;

●	our ability to expand our international business;

●	our ability to obtain and maintain required regulatory approvals for our products;

●	our expectations regarding the use of our existing cash and the expected net proceeds of this offering;

●	our ability to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our current and planned products; and

●	the other factors discussed in the “Risk Factors” section and elsewhere in this prospectus.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This prospectus and the documents incorporated herein by reference also refer to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock issuable upon exercise of the Warrants by the selling stockholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholders. See “Selling Stockholders.”

We will, however, receive proceeds from any cash exercise of the Warrants. If the Warrants were exercised in cash with respect to all of the 760,500 shares of common stock offered hereby, we would receive gross proceeds of approximately $2.36 million. We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised.

Any net proceeds received by us from the exercise of the Warrants will be used for our clinical trials and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In addition, we may use the net proceeds from the exercise of the Warrants for investments in businesses, products or technologies that are complementary to our business, although we have no present commitments or agreements to make any such investments as of the date of this prospectus. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

Our management will have broad discretion as to the allocation of the net proceeds from the exercise of the Warrants, if any, and could use them for purposes other than those contemplated at the time of commencement of this offering.

SELLING STOCKHOLDERS

This prospectus covers an aggregate of up to 760,500 shares of our common stock that may be sold or otherwise disposed of by the selling stockholders identified herein. Such shares are issuable to the selling stockholders upon the exercise of the Warrants we issued and sold to the selling stockholders in a private placement transaction, as described above under “Prospectus Summary – Registered Direct Offering and Private Placement.” Under the terms of the Warrant, no selling stockholder may exercise a Warrant to the extent the selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%.

The table below sets forth information concerning the resale of our shares by the selling stockholders. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock. Unless otherwise stated below in the footnotes, to our knowledge, no selling stockholder, nor any affiliate of such stockholder: (i) has held any position or office with us during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

Set forth below is the name of each selling stockholder and the amount and percentage of common stock owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) as of November 6, 2019, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling stockholders.

The following table is based on information provided to us by the selling stockholders and is as of November 6, 2019. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The table below assume that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being	Shares of Common Stock to be Beneficially Owned After Offering
Name of Selling Securityholder	Number	Percentage	Offered(1)	Number	Percentage
Anson Investments Master Fund LP(2)	290,125	2.48%	190,125	100,000	*
Empery Asset Master, Ltd(3)	558,157	4.67%	111,487	446,670	3.74%
Empery Tax Efficient, LP(4)	115,962	1.01%	13,458	102,504	*
Empery Tax Efficient II, LP(5)	766,006	4.99%	65,180	700,826	4.99%
Hudson Bay Master Fund Ltd.(6)	777,625	6.39%	190,125	587,500	4.82%
Intracoastal Capital, LLC(7)	890,125	7.24%	190,125	700,000	5.70%

*	Less than 1%

(1)	Applicable percentage ownership is based on 11,399,700 shares of common stock outstanding as of November 6, 2019, together with securities exercisable or convertible into shares of common stock within 60 days of November 6, 2019 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November 6, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Consists of (i) 100,000 shares of common stock underlying warrants issued in our 2018 registered direct offering (the “2018 Warrants”) and (ii) 190,125 shares of common stock underlying the Warrants. Voting and investment power over the shares held by Anson Investments Master Fund LP (“Anson”) is exercised by the co-investment advisors to Anson. The co-investment advisors of Anson consist of Anson Advisors Inc. and Anson Funds Management LP. Mr. Moez Kassam and Mr. Amin Nathoo are directors of Anson Advisors Inc. Mr. Bruce R. Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Each of Mr. Kassam, Mr. Nathoo, and Mr. Winson disclaim beneficial ownership of the shares of our common stock held by Anson, except to the extent of their pecuniary interests therein. The principal business address of each of Mr. Kassam. Mr. Nathoo and Anson Advisors Inc. is 155 University Ave, Suite 207, Toronto, Ontario M5H 3B7, and the principal business address of each of Mr. Winson, Anson Management GP LLC, and Anson Funds Management LP is 5950 Berkshire Lane, Suite 210, Dallas, Texas 75225. The principal business address for Anson is 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(3)	Consists of (i) 111,487 shares of common stock underlying Warrants and (ii) 446,670 shares of common stock underlying warrants issued in our August 2019 offering (the “August Warrants”). The exercise of the Warrants and the August Warrants held by Empery Asset Master Ltd (“EAM”) are subject to a 4.99% beneficial ownership blocker. The number of shares listed in the second and fifth columns are based on the number of shares of common stock, Warrants and August Warrants held by EAM, assuming exercise in full of the Warrants and August Warrants without regard to any limitations on exercise, but the percentages set forth in the third and sixth columns are limited by the 4.99% beneficial ownership blockers in the Warrants and August Warrants. Empery Asset Management LP, the authorized agent of EAM, has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The principal business address for EAM is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(4)	Consists of (i) 13,458 shares of common stock underlying Warrants and (ii) 102,504 shares of common stock underlying August Warrants. The exercise of the Warrants and August Warrants held by Empery Tax Efficient, LP (“ETE”) are subject to a 4.99% beneficial ownership blocker. The number of shares listed in the second and fifth columns are based on the number of shares of common stock, Warrants and August Warrants held by ETE, assuming exercise in full of the Warrants and August Warrants without regard to any limitations on exercise, but the percentages set forth in the third and sixth columns are limited by the 4.99% beneficial ownership blockers in the Warrants and August Warrants. Empery Asset Management LP, the authorized agent of ETE, has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The principal business address for ETE is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(5)	Consists of (i) 65,180 shares of common stock underlying Warrants and (ii) 700,826 shares of common stock underlying August Warrants. The exercise of the Warrants and August Warrants held by Empery Tax Efficient II, LP (“ETE II”) are subject to a 4.99% beneficial ownership blocker. The number of shares listed in the second and fifth columns are based on the number of shares of common stock, Warrants and August Warrants held by ETE II, assuming exercise in full of the Warrants and August Warrants without regard to any limitations on exercise, but the percentages set forth in the third and sixth columns are limited by the 4.99% beneficial ownership blockers in the Warrants and August Warrants. Empery Asset Management LP, the authorized agent of ETE II, has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The principal business address for ETE II is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(6)	Consists of (i) 190,125 shares of common stock underlying Warrants and (ii) 587,000 shares of common stock underlying warrants issued in our August 2019 offering (the “August Warrants”). The exercise of the Warrants and August Warrants held by Hudson Bay Master Fund Ltd. (“Hudson Bay”) are subject to a 9.99% beneficial ownership blocker. Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these shares. The principal business address of Hudson Bay is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(7)	Consists of (i) 190,125 shares of common stock underlying the Warrants and (ii) 700,000 shares of common stock underlying August Warrants. The exercise of the Warrants held by Intracoastal Capital, LLC (“Intracoastal”) are subject to a 4.99% beneficial ownership blocker. The exercise of the August Warrants held by Intracoastal are subject to a 9.99% beneficial ownership blocker. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The corporate address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of capital stock, including 95,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of November 12, 2019, we had 11,399,700 shares of common stock, 278,530 shares of Series A Preferred Stock (as defined below), 648,613 shares of Series B Preferred Stock (as defined below), and one share of Special Voting Preferred Stock (as defined below) issued and outstanding and 7,813 shares of common stock issuable upon exchange of Exchangeable Shares of 0959456 B.C. Ltd., a British Columbia corporation (“Exchangeco”) (which shares are recognized on an as-exchanged for common stock basis for financial statement purposes).

We are offering for resale 760,500 shares of our common stock underlying the Warrants.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our articles of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders may be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon or by the written consent of a majority of the voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our Board of Directors (or a designee thereof) acting pursuant to a resolution approved by the affirmative majority of the entire Board of Directors. Stockholders may not take action by written consent. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, 3,721,469 of which shares are undesignated, with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Our Board of Directors previously established a series of preferred stock designated as the Special Voting Preferred Stock (“Special Voting Preferred Stock”), comprising of one share of Special Voting Preferred Stock, which remains outstanding as of November 12, 2019. The Special Voting Preferred Stock is not entitled to receive any dividends declared. In the event of liquidation, the Special Voting Preferred Stock is not entitled to receive any assets of the Company available for distribution. The Special Voting Preferred Stock is entitled to cast the number of votes equal to the number of exchangeable shares (“Exchangeable Shares”) of 0959456 B.C. Ltd. (“Exchangeco”) outstanding (i) that are not owned by the Company or any affiliated companies and (ii) as to which the holder of the Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement entered into by and among the Company, 0959454 B.C. Ltd., or Callco, Exchangeco and Computershare Trust Company of Canada. The Special Voting Preferred Stock is entitled to vote as a single class with the common stock.

Our Board of Directors previously established a series of preferred stock designated as Series A Preferred Stock (“Series A Preferred Stock”), comprising 278,530 shares of preferred stock, of which all shares remain outstanding as of November 12, 2019. Subject to superior rights of any other outstanding preferred stock from time to time, each outstanding share of Series A Preferred Stock is entitled to receive, in preference to the common stock, cumulative dividends, payable quarterly in arrears, at an annual rate of 3% of $1.00 per share of Series A Preferred Stock (the “Series A Stated Value”). Series A Preferred Stock does not have any voting rights. In the event of liquidation, each share of Series A Preferred Stock is entitled to receive, in preference to the common stock, a liquidation payment equal to the Series A Stated Value (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock), plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the Series A Preferred Stock. The Series A Preferred Stock cannot be transferred without the prior written consent of the Company.

Our Board of Directors previously established a series of preferred stock designated as Series B Preferred Stock (“Series B Preferred Stock”), comprising 1,000,000 shares of preferred stock, of which 648,613 shares remain outstanding as of November 12, 2019. Subject to superior rights of any other outstanding preferred stock from time to time, each outstanding share of Series B Preferred Stock is entitled to receive, in preference to the common stock and pari passu with the Series A Preferred Stock, annual cumulative dividends equal to 9% of $8.00 per share (the “Series B Stated Value”), accruing quarterly on the date of issue and payable quarterly in arrears on December 31, March 31, June 30 and September 30 of each year. At the time shares of Series B Preferred Stock are converted into common stock, accrued and unpaid dividends will be paid in cash or with shares of common stock. In the event we elect to declare any dividends on the common stock, the Series B is entitled on an as-converted basis. Series B Preferred Stock is entitled to vote with common stock, on an as-converted basis, as a single class with common stock. In the event of liquidation, each share of Series B Preferred Stock is entitled to receive, in preference to the common stock and pari passu with the Series A Preferred Stock, a liquidation payment equal to the Series B Stated Value plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the Series B Preferred Stock.

Each share of Series B Preferred Stock may be converted into 0.25 fully paid shares of common stock at the option of a holder as long as we have sufficient authorized and unissued shares of common stock available. The conversion rate may be adjusted in the event of a reverse stock split, merger or reorganization. The Series B Preferred Stock will automatically convert into common stock on the earlier of (i) five years from April 29, 2016, or (ii) upon the approval of the our VAL-083 by the U.S. Food and Drug Administration or the European Medicines Agency so long as the closing bid price of our stock at the time of such approval is at least $80.00 per share.

The Warrants

The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Form. The Warrants were issued as individual warrant agreements to the investors.

Exercisability. The Warrants are exercisable on the date of issuance, and at any time thereafter up to five years from the initial exercise date, at which time any unexercised Warrants expire and cease to be exercisable. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of our common stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder does not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Warrants have an exercise price of $3.10 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Resale/Registration Rights. We were required within 30 days of the offering to file a registration statement providing for the resale of the shares of our common stock issued and issuable upon the exercise of the Warrants. We are required to use commercially reasonable efforts to cause such registration to become effective within 181 days of the date of issuance, subject to certain exceptions, and to keep such registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof.

Anti-takeover Effects of Nevada Law and our Articles of Incorporation, as amended and Bylaws

Our articles of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. Certain of these provisions are summarized below.

Special Meetings

Special meetings of the stockholders may only be called by our Board of Directors or such person or person authorized by the Board of Directors.

Business Combinations Act

The Business Combinations Act, Sections 78.411 to 78.444 of the NRS, restricts the ability of a Nevada “resident domestic corporation” having at least 200 stockholders of record to engage in any “combination” with an “interested stockholder” for two (2) years after the date that the person first became an interested stockholder, unless the combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and (i) the purchase of shares by the interested stockholder is approved by the board of directors before that date or (ii) the combination is approved by the board of directors of the resident domestic corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the resident domestic corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least sixty percent (60%) of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

If this approval is not obtained, then after the expiration of the two (2) year period, the business combination may still not be consummated unless it is a combination meeting all of the requirements of the articles of incorporation of the resident domestic corporation and either the “fair price” requirements specified in NRS 78.441 to 78.444, inclusive are satisfied or the combination is (a) a combination or transaction by which the person first became an interested stockholder is approved by the board of directors of the resident domestic corporation before the person first became an interested stockholder, or (b) a combination approved by a majority of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder, or any affiliate or associate of the interested stockholder.

“Interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (b) an affiliate or associate of the resident domestic corporation and at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

A “combination” is broadly defined and includes, for example, any merger or consolidation of a corporation or any of its subsidiaries with (i) an interested stockholder or (ii) any other entity that after and as a result of the merger or consolidation would be an affiliate or associate of the interested stockholder; or any sale, lease, exchange, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with an interested stockholder having: (x) an aggregate market value equal to more than 5% of the aggregate market value of the assets of a corporation, (y) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of a corporation, or (z) representing more than 10% of the earning power or net income of a corporation.

The provisions of Nevada law, our articles of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our articles of incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us.

Warrants

As of November 12, 2019, we had issued and outstanding warrants to purchase up to 9,683,596 shares of common stock, exercisable at prices ranging from $1.00 per share to $59.30 per share, including the Warrants.

Stock Options

As of November 12, 2019, we had issued and outstanding options to purchase up to 1,577,949 shares of common stock (of which 799,199 options are subject to stockholder approval of the increase in the number of shares authorized for issuance under our 2017 Omnibus Incentive Plan at the next annual meeting of stockholders), exercisable at prices ranging from $0.61 per share to $92.00 per share.

Performance Stock Units

As of November 12, 2019, we had no issued and outstanding performance stock units for shares of common stock.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the Board of Directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Revised Statute and subject to any limitations set forth in our articles of incorporation. The purpose of authorizing the Board of Directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent

The transfer agent and registrar for our common stock, preferred stock is Mountain Share Transfer, Inc.

Plan of Distribution

The selling stockholders, which for this purpose includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling our shares or interests in our shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

●	privately negotiated transactions;

●	short sales effected after the date of the registration of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method pursuant to applicable law

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(a)(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from a selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of a selling stockholder that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We will pay all expenses of the registration of the common stock for resale by the selling stockholders, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Fennemore Craig, P.C., Reno, Nevada.

EXPERTS

The consolidated financial statements of DelMar Pharmaceuticals, Inc. appearing in DelMar Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of the registration statement, but the registration statement includes additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only. Additionally, you may access our filings with the SEC through our website at http://www.delmarpharma.com. The information on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the SEC on September 9, 2019;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 13, 2019;

●	our Current Reports on Form 8-K filed with the SEC on August 1, 2019, August 14, 2019, August 15, 2019, August 16, 2019, September 9, 2019, September 27, 2019 and October 1, 2019; and

●	the description of our common stock contained in our Registration Statement on Form 8-A, filed on July 8, 2016, including any amendments thereto or reports filed for the purposes of updating this description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to DelMar Pharmaceuticals, Inc., Attn: Chief Financial Officer, 12707 High Bluff Dr., Suite 200, San Diego, California, 92130. You may also direct any requests for documents to us by telephone at (858) 350-4364 or e-mail at spraill@delmarpharma.com.

760,500 Shares of Common Stock Issuable upon Exercise of Previously Issued Warrants

PROSPECTUS

November 20, 2019